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                                                                     Exhibit 4.3

                                                                  EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT

        This SECURITIES PURCHASE AGREEMENT ("AGREEMENT") is entered into as of January 31, 2002, by and between Alternative Resources Corporation, a Delaware corporation (the "COMPANY"), with headquarters located at 600 Hart Road, Suite 300, Barrington, Illinois 60010, and Wynnchurch Capital Partners, L.P., a Delaware limited partnership and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership (each a "PURCHASER," and collectively, the "PURCHASERS"):

                                    RECITALS

        A. The Purchasers desire to purchase, and the Company desires to issue and sell, upon the terms and conditions stated in this Agreement, (i) the Company's 15% Secured Subordinated Convertible Promissory Notes (the "NOTES") in the aggregate principal amount of Ten Million Dollars ($10,000,000) in the form of EXHIBIT A attached hereto which is convertible into common stock, par value $0.01 of the Company (the "COMMON STOCK," and the shares of Common Stock resulting from the conversion of the Notes, the "NOTE SHARES"), upon the terms and conditions set forth in the Note and (ii) Warrants (x) in the form of EXHIBIT B-1 attached hereto (the "B-1 WARRANT"), entitling the holders thereof to purchase in the aggregate, Ten Million (10,000,000) shares of Common Stock upon the terms and conditions set forth in the B-1 Warrant and (y) Warrants in the form of EXHIBIT B-2 hereto (the "B-2 WARRANTS"), entitling the holders thereof to purchase, in the aggregate One Million (1,000,000) shares of Common Stock upon the terms and conditions set forth in the B-2 Warrant (each of the B-1 Warrants and B-2 Warrants a "WARRANT" and collectively the "WARRANTS"; the Common Stock issuable upon exercise of either Warrant, the "WARRANT SHARES," and the Note Shares and Warrant Shares collectively, the "SHARES"; the Warrants together with the Notes, the "PURCHASED SECURITIES," and the Purchased Securities, collectively with the Shares, the "SECURITIES").

        B. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS AGREEMENT"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the rules and regulations promulgated thereunder by the Securities and Exchange Commission ("SEC") and applicable state securities laws with respect to the Shares.

        C. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to the Purchasers a Company Security Agreement in the form attached hereto as EXHIBIT D-1 and the subsidiaries of the Company are delivering to the Purchasers a Guaranty in the form attached hereto as EXHIBIT D-2, a Subsidiary Security Agreement in the form attached hereto as EXHIBIT D-3, and a Subsidiary Pledge Agreement in the form attached hereto as EXHIBIT D-4 (collectively, the "SECURITY AGREEMENTS") pursuant to which Purchasers shall receive a security interest on all of the owned assets of the Company and its subsidiaries, subordinate only to the security interest of that of Fleet Capital Corporation ("FCC") described in and pursuant to the terms of that certain Subordination and Intercreditor Agreement of even date

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herewith between Purchasers, the Company, the Company's subsidiaries and FCC
(the "SUBORDINATION AGREEMENT").

                                   AGREEMENTS

        NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

                                   ARTICLE I
                    PURCHASE AND SALE OF SECURITIES; SECURITY

        1.1 PURCHASE OF NOTES AND WARRANTS. The aggregate purchase price (the "PURCHASE PRICE") to be paid by the Purchasers for the Notes and Warrants being purchased by the Purchasers shall be Ten Million Dollars ($10,000,000.00). On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), the Company will issue and sell to the Purchasers, and each Purchaser shall severally and not jointly purchase from the Company (i) Notes in a principal amount equal to the Purchase Price, in the amounts to each Purchaser set forth on ANNEX A attached hereto and (ii) B-1 Warrants and B-2 Warrants exercisable into the amount of Warrant Shares to each Purchaser set forth on ANNEX A attached hereto. The parties agree that the aggregate value of the Warrants is $300,000, and that the parties hereto will not take any action that would be inconsistent with the foregoing valuation with respect to the filing of Tax Returns (as defined herein).

        1.2 FORM OF PAYMENT. At the Closing, each Purchaser shall pay its portion of the Purchase Price for its Notes and Warrants by wire transfer to the Company, in accordance with the Company's written wiring instructions, of immediately available funds against delivery of duly executed Notes and Warrants, and the Company shall deliver to each Purchaser such executed Notes and Warrants against delivery of such Purchase Price from such Purchaser.

        1.3 CLOSING DATE. Subject to the satisfaction (or waiver) of the conditions set forth in Articles VI and VII below, the date and time of the issuance, sale and purchase of the Note and Warrants pursuant to this Agreement shall be January 31, 2002 (the "CLOSING"). The Closing shall occur at 10:00 a.m. Chicago time, at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, IL 60606. The date of the Closing is hereinafter referred to as the "Closing Date."

                                   ARTICLE II
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

        Each Purchaser individually represents and warrants to the Company as set forth in this Article II. The Purchasers make no other representations or warranties, express or implied, to the Company in connection with the transactions contemplated hereby and any and all prior representations and warranties, if any, which may have been made by any Purchaser to the Company in connection with the transactions contemplated hereby shall be deemed to have been merged in this Agreement and any such prior representations and warranties, if any, shall not survive the execution and delivery of this Agreement.

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        2.1  PURCHASE FOR OWN ACCOUNT. Purchaser is purchasing the Notes and
Warrants for such Purchaser's own account for investment only and not with a view toward or in connection with the public resale or distribution thereof. Purchaser understands that it must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available, and that the Company has no present intention of registering any such Securities other than as contemplated by the Registration Rights Agreement. By making the representations in this Section 2.1, Purchasers do not agree to hold the Securities for any minimum or other specific term and reserve the right to dispose of any of the Securities at any time in accordance with a registration statement or an exemption from registration under the Securities Act.

        2.2 ACCREDITED INVESTOR STATUS. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act ("REGULATION D").

        2.3 RELIANCE ON EXEMPTIONS. Purchaser understands that the Purchased Securities are being offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchasers to acquire the Purchased Securities.

        2.4 INFORMATION. Purchaser and its counsel have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Securities which have been specifically requested by each Purchaser. Purchaser has been afforded the opportunity to ask questions of the Company and have received what the Purchaser believes to be complete and satisfactory answers to any such inquiries. Neither such materials or inquiries nor any other due diligence investigation conducted by Purchaser nor any of its representations, warranties, covenants or agreements shall modify, amend or affect Purchaser's right to rely on the Company's representations and warranties contained in Article III. Purchaser understands that the Purchaser's investment in the Securities involves a high degree of risk.

        2.5 GOVERNMENTAL REVIEW. Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

        2.6 TRANSFER OR RESALE. Purchaser understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless subsequently registered thereunder or an exemption from such registration is available (which exemption the Company expressly agrees may be established as contemplated in clauses (b) and (c) of
Section 4.1 hereof or as otherwise may be permissible under the Securities Act);
(ii) any sale of such Securities made in reliance on Rule 144 of the rules promulgated under the Securities Act (or a successor rule) ("RULE 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such Securities without registration under the Securities Act may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other

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person is under any obligation to register such Securities under the Securities
Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to this Agreement or the Registration Rights Agreement).

        2.7 LEGENDS. The Purchaser understands that, subject to Article IV hereof, the certificates for the Notes, the Warrants, Note Shares upon conversion of the Notes or Warrant Shares upon exercise of either of the Warrants will bear a restrictive legend (the "LEGEND") until such time as such Securities has been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold by the Purchaser pursuant to Rule 144 or otherwise without registration, in the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Except for the Legend in accordance with this Section 2.7, a legend regarding original issue discount, and the legend required under the Subordination Agreement the Securities shall bear no other legend.

        2.8 AUTHORIZATION; ENFORCEMENT. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Purchaser and are valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their terms.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to each Purchaser that:

        3.1 ORGANIZATION AND QUALIFICATION. The Company and each of its subsidiaries other than Writers, Inc. ("WRITERS") is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware. Writers is a corporation duly organized, validity existing and in good standing under the laws of the State of California. The Company and each of its subsidiaries has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any material adverse effect on (i) the business, operations, properties, financial condition, operating results or prospects of the Company and its subsidiaries, taken as a whole on a consolidated basis, and (ii) the ability of the Company to perform its obligations

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under this Agreement, the Notes, the Warrants, the Security Agreements or the
Registration Rights Agreement, including any exhibits thereto (collectively, the "INVESTMENT AGREEMENTS"). The Company has no subsidiaries, except for Writers, ARC Service, Inc. ("SERVICE"), ARC Solutions, Inc. ("SOLUTIONS") and ARC Midholding, Inc. ("MIDHOLDING"). All such subsidiaries are one hundred percent (100%) owned by the Company. Except as provided on SCHEDULE 3.1, the Company has no investments, either debt or equity, in any other entity. There are two (2) vacancies on the Company's Board of Directors.

        3.2  AUTHORIZATION; ENFORCEMENT.

        (a) The Company has the requisite corporate power and authority to (i) enter into, and perform its obligations under each of the Investment Agreements,
(ii) issue, sell and perform its obligations with respect to the Notes and the Warrants in accordance with the terms hereof and thereof, and (iii) issue the Note Shares in accordance with the terms and conditions of the Notes and the Warrant Shares in accordance with the terms and conditions of the Warrants. The Company's execution, delivery and performance of each of the Investment Agreements and the consummation by it of each of the transactions contemplated hereby and thereby (including the issuance of the Purchased Securities and the reservation for issuance and issuance of the Notes Shares and Warrant Shares) have been duly authorized by all necessary corporate action. In connection with such authorization, the Company's Board of Directors (the "BOARD") has (x) concluded that the issuance of the Securities and the other transactions contemplated hereby are in the best interests of the Company and its stockholders and (y) approved of the transactions contemplated hereby for purposes of Section 203 of the Delaware General Corporation Law ("SECTION 203") so that neither (A) either Purchaser nor (B) Purchasers as a group will be subject to the restrictions set forth in subsection (a) of Section 203. No further consent or authorization of the Company, the Board, or its stockholders or any other person, body or agency is required with respect to any of the transactions contemplated hereby or the Company's performance of its obligations hereunder or under any of the Investment Agreements (including under rules of the National Association of Securities Dealers or otherwise). Each of the Investment Agreements has been duly executed and delivered by the Company. Each of the Investment Agreements constitutes a legal, valid and binding obligation of the Company enforceable against the Company, in accordance with its terms.

        (b) Each subsidiary of the Company has the requisite corporate power and authority to enter into, and perform its obligations under each of the Security Agreements to which it is a party. Such subsidiaries' execution, delivery and performance of such Security Agreements and the consummation by it of each of the transactions contemplated thereby have been duly authorized by all necessary corporate action and no further consent or authorization of such subsidiary, its board of directors, or its stockholders or any other person, body or agency is required with respect to any of the transactions contemplated hereby or thereby.

        3.3 CAPITALIZATION. The capitalization of the Company as of the date of this Agreement, including the authorized capital stock, the number of shares issued and outstanding, the number of shares reserved for issuance pursuant to the Company's stock option plans, the number of shares reserved for issuance pursuant to securities (other than the Purchased Securities), directly or indirectly, exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares to be initially reserved for issuance upon

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conversion of the Notes and the exercise of the Warrants is set forth on
SCHEDULE 3.3. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and non-assessable. No shares of capital stock of the Company (including the Purchased Securities, Note Shares or the Warrant Shares) are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except as disclosed in SCHEDULE 3.3, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement). The Company has set forth on
SCHEDULE 3.3 all instruments and agreements (other than the Certificate of Incorporation and By-laws) governing securities convertible into or exercisable or exchangeable for Common Stock of the Company (and the Company has provided to the Purchaser true and accurate copies thereof). Except as set forth on SCHEDULE 3.3, the Company has no indebtedness for borrowed money and no agreement providing for indebtedness for borrowed money. Except as set forth on SCHEDULE 3.3, the Company has no share purchase agreements, rights plans, agreements or instruments containing similar provisions and no agreements containing anti-dilution provisions. The Company has taken all action required to redeem all preferred share purchase rights issued to its shareholders as of October 15, 1998 ("RIGHTS") other than the filing of the notice of redemption of the Rights with the Harris Trust and Savings Bank (the "RIGHTS AGENT") and the notification of the holders of the Rights in accordance with Section 23(d) of the Rights Agreement dated as of October 15, 1998 (the "RIGHTS AGREEMENT") between the Company and the Rights Agent (collectively, the "RIGHTS REDEMPTION NOTICE").

        3.4 ISSUANCE OF SHARES. The Note Shares and Warrant Shares have been duly authorized and reserved for issuance, and, upon conversion of the Notes or exercise of either of the Warrant, each in accordance with the terms thereof, the Shares resulting therefrom, as the case may be, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company. No further corporate or stockholder authorization or approval is required with respect to the transactions contemplated by this Agreement, including the issuance of the Note Shares or Warrant Shares.

        3.5 CONSTITUENT DOCUMENTS; NO CONFLICTS. The Company has furnished to the Purchaser true and correct copies of the Company's Certificate of Incorporation as currently in effect ("CERTIFICATE OF INCORPORATION"), and the Company's By-laws as currently in effect (the "BY-LAWS"). The execution, delivery and performance of each of the Investment Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance and reservation for issuance of the Note Shares and Warrant Shares) do not and will not (a) result in a violation of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or

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instrument to which the Company or any of its subsidiaries is a party, or (c)
result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries, is bound or affected. Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation, by-laws or other organizational documents, and neither the Company nor any of its subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party which action would have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance, rule, regulation, order, judgment or decree of any governmental entity, court or arbitration tribunal except for possible violations the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. Neither the Company nor any its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency or authority in order for it to execute, deliver or perform any of its obligations under any of the Investment Agreements or to perform its obligations in accordance with the terms hereof or thereof. The purchase and acquisition of the Securities by the Purchaser does not violate any law, rule, regulation, order, judgment or decree applicable to the Company, or require further filing by the Company or the Purchaser under such law, rule, regulation, order, judgment or decree, by virtue of the Company's business or assets.

        3.6 REGISTRATION AND SEC DOCUMENTS. The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Since December 31, 1998, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed after December 31, 1998 and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being referred to herein as the "SEC DOCUMENTS"). The Company has delivered to the Purchaser true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed on SCHEDULE 3.6, none of the statements made in any such SEC Document is, or has been, required to be updated or amended under applicable law.

        3.7  FINANCIAL STATEMENTS.

        (a) The financial statements of the Company included in the SEC Documents (the "SEC FINANCIAL STATEMENTS") were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, and the rules and regulations of the SEC during the periods involved (except (i) as may be otherwise indicated in such financial statements or the

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notes thereto, or (ii) in the case of unaudited interim statements, to the extent they do not include footnotes or are condensed or summary statements) and present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments).

        (b) The Company has furnished to Purchaser its unaudited statements of income, balance sheet and cash flows as of and for the year ended December 31, 2001 (the "2001 UNAUDITED STATEMENTS"). The 2001 Unaudited Statements have been prepared in accordance with generally accepted accounting principles applied in a manner consistent with those used in the preparation of the SEC Financial Statements and present fairly in all natural respects the consolidated results of operations, financial position and cash flows for such year subject to normal audit adjustments which will not be material in the aggregate. The Company and each subsidiary maintains a system of internal accounting controls that enables each of them to prepare financial statements in accordance with generally accepted accounting principles.

        (c) Except as set forth in the SEC Financial Statements or the 2001 Unaudited Statements (collectively, the "FINANCIAL STATEMENTS"), the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred subsequent to the date of such financial statements in the ordinary course of business consistent with past practice and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clause (i) and (ii) next above which, individually and in the aggregate, are not material to the financial condition, business, operations, properties, operating results or prospects of the Company and its subsidiaries taken as a whole.

        3.8 CONTRACTS. The SEC Documents contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the properties or assets of the Company or any subsidiary is subject (each a "CONTRACT"). None of the Company, its subsidiaries or, to the best knowledge of the Company, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation relates to indebtedness for borrowed money or otherwise would have a Material Adverse Effect. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by the Company or its subsidiaries under any Contract which breach or default would have a Material Adverse Effect. As used in this Agreement "knowledge of the Company" (or phrases of similar effect) means the actual knowledge of (i) the Chairman of the Board, President and Chief Executive Officer of the Company,
(ii) the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company, (iii) the Company's President of Field Operations, (iv) the Chief Information Officer of the Company, (v) the Company's Senior Vice President of Human Resources or (vi) the Company's Vice President of Recruiting (the "KEY EMPLOYEES") and, with respect to the representations and warranties set forth in Sections 3.13 and 3.16 hereof the knowledge of the Key Employees, assuming such persons made reasonable inquiries in connection with the operation of the Company's business and in anticipation of the transactions contemplated by this Agreement.

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        3.9  TITLE TO PROPERTY AND ASSETS. The Company and each of its subsidiaries owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such mortgages, encumbrances, loans and liens which arise in the ordinary course of business and do not materially impair the Company's or any such subsidiary's ownership or use of such property or any assets and those expressly disclosed in the SEC Documents filed prior to the date hereof or set forth on SCHEDULE 3.9 hereof. With respect to the property and assets it leases, the Company and each such subsidiary is in compliance in all material respects with such leases and holds a valid leasehold interest free of any material liens, claims, loans or encumbrances. All material facilities, equipment and other material items of tangible property and assets owned by the Company are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws relating to their use and operation, except where such failure, individually or in the aggregate, would not have a Material Adverse Effect.

        3.10 ABSENCE OF CERTAIN CHANGES. Except as expressly disclosed in the SEC Documents filed prior to the date hereof, since December 31, 2001, there has been no change or development in the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since such date, there have not been:

        (a) any change in the business, assets, properties, liabilities, condition (financial or otherwise) or operating results of the Company or any of its subsidiaries from that reflected in the Financial Statements, other than changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse;

        (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business (as such business is presently conducted and as it is proposed to be conducted), assets, properties, liabilities, prospects, or condition (financial or otherwise) or operating results of the Company or any of its subsidiaries;

        (c)  any material adverse change to a Contract;

        (d) any material change in any compensation arrangement or agreement with any employee, officer, director, stockholder, consultant or finder other than in the ordinary course of business;

        (e) any sale, assignment or transfer of any material tangible assets of the Company or any of its subsidiaries;

        (f) any resignation or termination of employment of any officer or key employee of the Company or any of subsidiaries, and the Company, to the best of its knowledge, does not know of any impending resignation or termination of employment of any such officers or employees; or

        (g) receipt of notice that there has been a loss of, or order cancellation by or material reduction in orders from, any major customer of the Company or any of its subsidiaries or

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cancellation or discontinuance by any major supplier or service provider of the
Company or any of its subsidiaries.

        3.11 ABSENCE OF LITIGATION. Except as disclosed in SCHEDULE 3.11, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, governmental agency or authority, or self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, any of its subsidiaries, or any of their respective directors or officers in their capacities as such, wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect. There are no facts which, if known by a potential claimant or governmental agency or authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its subsidiaries, could have a Material Adverse Effect.

        3.12 ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each Subsidiary of the Company are in compliance with all applicable Environmental Laws (as defined herein), (b) neither the Company nor any of its subsidiaries has received any written notice with respect to the business of, or any property owned or leased by, the Company or of its subsidiaries from any governmental authority or third party alleging that the Company or any Subsidiary of the Company is not in compliance with any Environmental Law, and (c) there has been no "release" of petroleum, petroleum-based products, oil or a "hazardous substance," as those quoted terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., on any real property owned by the Company or any Subsidiary of the Company or that is used for the business of the Company or any Subsidiary of the Company except a release not reasonably expected to have a Material Adverse Effect. As used herein, "ENVIRONMENTAL LAWS" means all federal, state, city, county or local laws, ordinances or regulations governing pollution or the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the Clean Air Act 42. U.S.C. Sections 7401 et seq., as amended or hereafter amended.

        3.13 COMPLIANCE WITH LAWS. To the knowledge of the Company, the Company and its subsidiaries have complied in all material respects with all material laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof that apply to the business, properties or assets of the Company or any subsidiary.

        3.14 TAX MATTERS.

        (a) The Company and each of its subsidiaries has timely filed (or there have been filed on their behalf) in correct form with appropriate taxing authorities all material Tax Returns (as defined herein) required to be filed by them on or prior to the date hereof. Such Tax Returns are true, accurate and complete in all material respects. With respect to all amounts in respect of Taxes (as defined herein) imposed upon the Company or any subsidiary or for which the Company or any such subsidiary of the Company is or could be liable, all applicable Tax laws have been complied with in all material respects, and all such amounts in respect of Taxes required to be paid by the Company or any of its subsidiaries to taxing authorities or others, have

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been paid. The accrual on the 2001 Unaudited Financial Statements for Taxes is
adequate in all material respects to cover the Company's and its subsidiaries' obligations for Taxes as of the date hereof.

        (b) The Company and its subsidiaries have complied in all material respects with all applicable laws relating to the withholding of Taxes, and subject to the foregoing, have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws.

        (c) No federal, state, local or foreign audits or other administrative proceedings have formally commenced or are presently pending with regard to any Taxes due from or with respect to the Company or any of its subsidiaries. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its subsidiaries.

        (d) Neither the Company nor any of its subsidiaries is a party to any material Tax sharing, Tax indemnity or other similar agreement or arrangement with any person or entity other than a Tax sharing, Tax indemnity or other similar agreement to which the Company and/or one of its subsidiaries are the sole parties.

        (e) As used herein: (x) the term "TAX" or "TAXES" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns; and (y) the term "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

        3.15 INTELLECTUAL PROPERTY. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") used or necessary for the conduct of its business as now being conducted and as previously described in the Company's Annual Report on Form 10-K most recently filed and any subsequently filed reports on Form 10-Q and Form 8-K. Neither the Company nor any subsidiary of the Company infringes on or is in conflict with any right of any other person with respect to any Intangibles nor is there any claim of infringement made by a third party against or involving the Company or any of its subsidiaries, which infringement, conflict or claim, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

        3.16 FOREIGN CORRUPT PRACTICES. To the Company's knowledge, neither the Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Without limiting the generality of the foregoing, the Company and its subsidiaries have not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, sales other than usual and regular compensation to its or their employees and sales representatives with respect to such sales.

        3.17 KEY EMPLOYEES. Each Key Employee is currently serving the Company in the capacity disclosed in SCHEDULE 3.17. No Key Employee, to the best of the knowledge of the Company and its subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters. No Key Employee has, to the best of the knowledge of the Company and its subsidiaries, any intention to terminate or limit his employment with, or services to, the Company or any of its subsidiaries, nor is any such Key Employee subject to any constraints (e.g., litigation) which would cause such employee to be unable to devote his full time and attention to such employment or services.

        3.18 SOLVENCY. Immediately before and after giving effect to the transactions contemplated by this Agreement, the Company (i) has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) owns and will have assets, the fair saleable value of which is (a) greater than the total amount of its liabilities (including contingent liabilities) and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured.

        3.19 EXEMPTIONS. Neither the Company nor any Affiliate of the Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or the Federal Power Act, or is subject to any legal requirement (other than legal requirements applicable to borrowers or issuers of securities generally) which regulates the incurring of Indebtedness by the Company, or any of its Affiliates, for money borrowed or the issuing by any of them of any equity security.

        3.20 REGULATION D. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act by virtue of Regulation D, assuming the accuracy of the representations and warranties herein contained of the Purchaser to the extent relevant for such determination.

        3.21 NO BROKERS. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Purchaser or Company relating to this Agreement or the transactions contemplated hereby other than the fee owed to Deutsche Banc Alex. Brown Inc. pursuant to the agreement previously provided to Purchasers; the payment amount and terms of which are disclosed in Schedule 3.21 hereto.

        3.22 ACKNOWLEDGMENT REGARDING PURCHASER'S PURCHASE OF THE SECURITIES. The Company acknowledges and agrees that the Purchaser is acting independently and is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, that this Agreement and the transaction contemplated hereby, and the relationship between the Purchaser and the Company, are "arms-length", and that any statement made by the Purchaser, or any of its representatives or agents, in connection with this Agreement or the transactions contemplated hereby is not advice or a recommendation, and has not been relied upon in any way by the Company, its officers, directors or other representatives. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement and the transactions contemplated hereby has been based solely on an independent evaluation by the Company and its representatives.

        3.23 EMPLOYEE BENEFITS. Neither the Company nor any affiliate of the Company as determined under Code section 414(b), (c), (m) or (o) ("ERISA AFFILIATE") maintains, administers or contributes to, or maintained, administered or contributed to, or has any liability with respect to, nor do the employees of the Company or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

        (a) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("PLAN"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("MULTIEMPLOYER PLAN"); or

        (b) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement ("EMPLOYEE BENEFIT PLAN");

other than those Plans and Employee Benefit Plans described in SCHEDULE 3.23. Except as required by section 4980B of the Code, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or other benefit coverage and neither the Company nor any ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any ERISA Affiliate. All Plans and Employee Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements, of Code section 401(a) to the extent any Plan is intended to conform to that section), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith except when the failure to so comply would not have a Material Adverse Effect. A favorable determination as to the qualification under the Code of each of the Plans that is intended to be qualified under
Section 401(a) of the Code and each amendment thereto has been made by the Internal Revenue Service ("IRS"), each trust funding a Plan is and has been tax-exempt and each Plan and related trust agreements remain qualified under the Code. No Plan is a Multiemployer Plan subject to Title IV of ERISA. The bonus plan adopted by the Company's compensation committee and the Board in October, 2001 has been amended in the manner set forth on Schedule 3.23.

        3.24 DISCLOSURE. No information relating to or concerning the Company set forth in this Agreement or provided to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Except for the execution and performance of this Agreement and the other Investment Agreements, no material fact (within the meaning of the federal securities laws of the United States) exists with respect to the Company or any of its subsidiaries which has not been publicly disclosed.

                                   ARTICLE IV
                   LEGEND REMOVAL, TRANSFER, AND CERTAIN SALES

        4.1 REMOVAL OF LEGEND. The Legend shall be removed and the Company shall issue a certificate without any legend to the holder of any Shares upon which such Legend is stamped, and a certificate for Shares shall be originally issued without the Legend if (a) the sale of such Security is registered under the Securities Act, (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions (the reasonable cost of which shall be borne by the Company, so long as the Shares represented by such legended certificate(s) are not registered on an effective Registration Statement which is available for immediate use and all the Shares may be publicly sold or transferred in reliance thereon) to the effect that a public sale or transfer of such Shares may be made without registration under the Securities Act or (c) such Shares can be sold pursuant to Rule 144.

        4.2 TRANSFER AGENT INSTRUCTIONS. The Company shall instruct its transfer agent to issue certificates, registered in the name of the Purchaser or its nominee, for the Note Shares and Warrant Shares in such amounts as specified from time to time by the Purchaser to the Company upon, and in accordance with, the exercise of either of the Warrants and the conversion of the Notes. Such certificates shall bear a legend only in the form of the Legend and only to the extent permitted by Section 4.1 above. The Company warrants that no instruction other than such instructions referred to in this Article IV, and no stop transfer instructions other than stop transfer instructions to give effect to
Section 2.6 hereof in the case of the Note Shares or Warrant Shares prior to registration under the Securities Act, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company.

                                   ARTICLE V
                 CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL

        5.1 CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL. The obligation of the Company hereunder to issue and sell the Purchased Securities to a Purchaser at Closing is subject to the satisfaction, as of the date of such Closing, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

        (a) Each Purchaser shall have executed the signature page to this Agreement and the Registration Rights Agreement and delivered the same to the Company.

        (b) Each Purchaser shall deliver the applicable Purchase Price for the Notes and the Warrants purchased by it at Closing.

        (c) The representations and warranties of each Purchaser shall be true and correct as of the date when made and as of the Closing as though made at that time, and each Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing.

        (d) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                CONDITIONS TO PURCHASERS' OBLIGATION TO PURCHASE

        6.1 CONDITIONS TO THE CLOSING. The obligation of each Purchaser hereunder to purchase the Purchased Securities to be purchased by it on the Closing Date is subject to the satisfaction of each of the following conditions, provided that these conditions are for the Purchaser's sole benefit and may be waived by the Purchasers at any time in their sole discretion:

        (a) The Company shall have executed the signature page to this Agreement and delivered the same to the Purchaser.

        (b) The Company shall have executed and delivered a duly executed Notes and Warrants being so purchased by each Purchaser at the Closing.

        (c) The Company shall have executed the signature page to the Registration Rights Agreement and delivered the same to the Purchaser.

        (d) The Company and each of its subsidiaries shall have executed and delivered duly executed Security Agreements to which it is a party, and have delivered all certificates and instruments to be delivered thereunder.

        (e) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing as though made at that time and the Company shall have performed, satisfied and complied with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing. The Purchasers shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing to the foregoing effect and as to such other matters as may be reasonably requested by the Purchaser.

        (f) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

        (g) The Company shall have delivered to Purchasers a certificate dated as of the Closing and signed by the Company's Secretary certifying, among other things, copies of the Board resolutions approving the transactions contemplated by this Agreement and the Investment Agreements and the resolutions of the boards of directors of the Company's subsidiaries as to their entry into the Security Agreements to which they are a party, and true and correct copies of the Company's and its subsidiary's Certificate of Incorporation and Bylaws.

        (h) The Purchaser shall have received an opinion of the Company's counsel, dated as of the Closing, in the form attached hereto as EXHIBIT F.

        (i) The transactions contemplated by the Credit Agreement (as defined herein) shall have been consummated.

        (j) CLOSING FEE; EXPENSES. The Company shall pay at the Closing to Wynnchurch Capital, Ltd. ("CAPITAL") (x) Fifty Thousand Dollars ($50,000.00) at the Closing as a closing fee plus, plus (y) the expenses incurred by Purchasers and its advisors in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other agreements and documents to be executed in connection herewith, including Purchaser's and its affiliates' and advisors' due diligence and attorneys' fees and expenses (the "EXPENSES").

        (k) The Rights Redemption Notice shall have been irrevocably filed with the Rights Agent (and following the Closing, the Company shall send the Rights Redemption Notice to the holders of the Rights within the time period set forth in the Rights Agreement).

        (l) No event has occurred which constitutes an Event of Default (as defined in the Note) or an event of default under any Indebtedness (as defined herein) or which would constitute an Event of Default or an event of default under any capitalized lease with notice or the passage of time or both which have not been cured or waived to the satisfaction of such Purchasers.

                                  ARTICLE VII
                              ADDITIONAL COVENANTS

        7.1 EFFECT. Except as specifically provided below, the provisions of this Article VII will remain in effect so long as at least One Million Dollars ($1,000,000) in aggregate principal amount of the Notes remain outstanding.

        7.2 DEFINITIONS. For purposes of this Article VII, the following terms shall have the indicated meaning:

        (a) "AFFILIATE" means (a) any officer, director or shareholder of the Company or any of its subsidiaries, (b) any corporation or any other person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company or any of its subsidiaries or (c) any officer, director, trustee, partner or shareholder of any corporation or any other person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company or any of its subsidiaries.

        (b) "CAPITAL EXPENDITURES" means, for any period, the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; PROVIDED that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event.

        (c) "CAPITAL LEASE OBLIGATIONS" of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        (d) "CASUALTY EVENT" means, with respect to any Property of any person, any loss of or damage to, or any condemnation or other taking of, such Property for which such person or any of its subsidiaries is entitled to receive insurance proceeds, or proceeds of a condemnation award or other compensation.

        (e) "COLLATERAL" means, collectively, all of the Property in which Liens are purported to be granted under the Credit Agreement and under the other Loan Documents (as defined in the Credit Agreement) as security for the Obligations (as defined under the Credit Agreement) of the Credit Parties under the Credit Agreement.

        (f) "CREDIT AGREEMENT" means the Credit and Security Agreement dated as of January [31], 2002 among, the Company, Service, Solutions, Midholding, and Writers, as joint and several co-borrowers, and Fleet Capital Corporation, as Lender as amended, extended or replaced in accordance with the terms of the Subordination Agreement. If at any time there is no

Credit Agreement outstanding, the term "Credit Agreement" shall mean the Credit Agreement in place immediately prior to its termination or expiration.

        (g) "CREDIT PARTIES" means (i) until such time as any acquired or newly created subsidiary of the Company or its subsidiaries shall become a Guarantor of the Obligations under the Credit Agreement, the Company and its subsidiaries as of the date hereof, and (ii) from and after such time as any acquired or newly created subsidiary of the Company or any of its subsidiaries shall become a Guarantor of the Obligations under the Credit Agreement, the Company, its subsidiaries as of the date hereof and all Guarantors.

        (h) "DISPOSITION" means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any person other than to the Company and its subsidiaries as of the date hereof excluding (a) the granting of Liens permitted under the Credit Agreement and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral pursuant to an exercise of remedies by the Lender under the Credit Agreement or under any other Loan Document.

        (i) "EBITDA" means, for any period, (a) the net income of the Borrowers and all wholly-owned Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income (i) income taxes accrued during such period,
(ii) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), including (A) interest that is capitalized and not paid in cash during such period, (B) capitalized debt acquisition costs, (C) capitalized costs associated with the accounting treatment of the Subordinated Debt Financing, (D) and amounts payable in respect of Hedging Agreements accrued during such period excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof, and (E) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees) incurred hereunder during such period,
(iii) depreciation, amortization and other non-cash charges accrued for such period and (iv) such extraordinary or unusual losses as shall be approved by the Lender during such period, minus (c) to the extent such items were added in calculating net income (i) extraordinary or unusual gains during such period and
(ii) proceeds received during such period in respect of Casualty Events and Dispositions.

        (j)  "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of
(a) (i) EBITDA of the Borrowers (as defined in the Credit Agreement) and all subsidiaries for such period (determined on a consolidated basis without duplication in accordance with GAAP) MINUS (ii) the aggregate amount of all Non-Financed Capital Expenditures during such period MINUS (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period MINUS (iv) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 of the Credit Agreement and actually paid in cash during such period to (b) the sum for the Borrowers and all subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense for such period and (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period.

        (k) "GAAP" means "generally accepted accounting principles in the United States of America.

        (l) "GUARANTEE" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made unless the amount guaranteed is limited on the face of such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder).

        (m) "GUARANTORS" means any person, including, any subsidiary of the Company or its subsidiaries acquired or formed after the Closing Date, which become a guarantor of the Obligations under the Credit Agreement after the Closing Date.

        (n) "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

        (o) "INDEBTEDNESS" means, for any person, without duplication: (a) obligations created, issued or incurred by such person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such person); (b) obligations of such person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses and deferred taxes incurred and paid, in the ordinary course of business; (c) Capital Lease Obligations of such person;
(d) obligations of such person in respect of Hedging Agreements; and (e) obligations of such person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such person. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

        (p) "INTEREST EXPENSE" means, for any period, the sum, without duplication, for the Borrowers and all subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), but excluding (i) interest accrued with respect to the Notes that is capitalized and not paid in cash, (ii) capitalized debt acquisition costs (including capitalized fees and expenses related to this Agreement) and (iii) capitalized costs associated with the accounting treatment of the sale of the Securities under this Agreement, PLUS (b) the net amounts payable (or minus the net amounts receivable) in respect of Hedging Agreements accrued during such period (whether or not actually paid (or received) during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof PLUS (c) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees) incurred under the Credit Agreement during such period.

        (q) "INVESTMENT" means, for any person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other person (including the purchase of Property from another person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such person in the ordinary course of business provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other person and (without duplication) any amount committed to be advanced, lent or extended to such person. Notwithstanding the foregoing, Capital Expenditures shall not be deemed "INVESTMENTS" for purposes hereof.

        (r) "LENDER" means Fleet Capital Corporation or any other party which becomes a lender under the Credit Agreement.

        (s) "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        (t)  "NET CASH PAYMENTS" means,

                   (a) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and (iii) any income and transfer taxes payable by the Credit Parties in respect of such Casualty Event;

                   (b) with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Credit Parties as a result thereof,
             (iii) any repayments by the Credit Parties of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and

                   (c) with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

        (u) "NON-FINANCED CAPITAL EXPENDITURES" means Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money; PROVIDED that Capital Expenditures financed with the proceeds of Loans (as defined in the Credit Agreement) shall be deemed to constitute "Non-Financed Capital Expenditures" for purposes of this Agreement.

        (v)  "Permitted Investments" means:

                   (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                   (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor's Ratings Service or from Moody's Investors Service, Inc.;

                   (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

                   (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

                   (e) advances, loans and extensions of credit to any director, officer or employee of the Company or its subsidiaries, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $100,000; and

                   (f) investments in money market mutual funds that are rated AAA by Standard & Poor's Rating Service.

        (w) "PROPERTY" means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

        (x) "SUBORDINATED INDEBTEDNESS" means (a) Indebtedness of the Company pursuant to the sale of the Notes hereunder, and (b) any other Indebtedness of the Credit Parties incurred after the Closing Date with the consent of the Lender that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Lender and Special Counsel (as defined in the Credit Agreement).

        (y) "TANGIBLE CAPITAL BASE" means, at any time, (a) Tangible Net Worth PLUS (b) the outstanding principal balance of the Notes (including interest accrued with respect to the Notes that had been capitalized and not paid in cash).

        (z) "TANGIBLE NET WORTH" means, at any time an amount (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) the book net worth of the Borrowers and all subsidiaries on a consolidated basis, MINUS (b) the total book value of all assets of the Borrowers and all subsidiaries on a consolidated basis which would be treated as intangible assets under GAAP, including without limitation, such items as goodwill, customer lists, Patents (as defined in the Credit Agreement), Copyrights (as defined in the Credit Agreement) and Trademarks (as defined in the Credit Agreement), and rights (including rights under licenses) with respect to the foregoing.

        7.3 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Securities to refinance existing senior Indebtedness, for working capital and general corporate purposes.

        7.4 FINANCIAL INFORMATION AND REPORTING. The Company shall cause to be furnished to each Holder of at least Two Million Dollars ($2,000,000) in principal amount of Notes or any holder of the Warrants exercisable into at least two million (2,000,000) Shares (a "MAJOR HOLDER"):

        (a) Within five (5) business days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, any proxy statements and any Current Reports on Form 8-K, any filings made pursuant to the Securities Act and any amendments of any of the foregoing (it being understood that, should the Company no longer be required to file such reports, that the Company shall provide the information specified in Sections 7.1(a) and (b) of the Credit Agreement with such certificates required therein also addressed to Purchasers); and (b) within three (3) day after release, copies of all press releases issued by the Company or any of its subsidiaries;

        (b) As soon as practicable and, in any event, within ninety (90) days after the end of each of the Company's fiscal years, beginning with the fiscal year ending December 31, 2001, a written statement of such Company's independent certificated public accountant that in performing its audit such accountant has not obtained knowledge of any Event of Default or disclosing all Events of Default of which it has obtained knowledge;

        (c) Together with the delivery of the Company's 10-Q and 10-K or such other reports required to be delivered under this Agreement, a certificate of the Company executed by an authorized officer of the Company stating whether any Event of Default or any event which, with the passage of time or giving of notice or both, would constitute such an Event of Default currently exists and is continuing and what action, if any, the Company and/or any of its subsidiaries is taking or propose to take with respect thereto;

        (d) Within thirty (30) days after the end of each month, an unaudited income statement and balance sheet for and as of the end of such month, in reasonable detail, setting forth a comparison to the annual budget and year-to-date statements, all in the form reasonably prepared for the internal use of senior management of the Company as well as access to all other financial reports provided to management, including so-called "ARC Corporate Dashboard", "management dashboard", "Resources coming off Project", "Field Service Dashboard Metrics", "Cashflow Forecast Daily Detail" and "run-off" reports;

        (e) Within thirty (30) days after the commencement of each fiscal year, an annual budget prepared on a monthly basis for the Company and its subsidiaries for such fiscal year displaying anticipated statements of income and cash flows, and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within thirty days after any monthly period in which there is a material adverse deviation from the annual budget, an officer's certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

        (f) All other financial statements and reports as are required to be delivered to the senior lenders under the Credit Agreement at the same time such reports are delivered to such senior lenders; and

        (g) Promptly (but in any event within five business days) after the occurrence of a Material Adverse Effect or a prepayment event under the Note, written notice thereof.

The Company further agrees to promptly provide to each Major Holder any information with respect to the Company, its properties, its financial condition, its business or a Purchaser's investment (or to provide access to same) and to make available its officers, employees and accountants to discuss the foregoing matters as a Major Holder may reasonably request. Each Major Holder understands that some of the information furnished to it pursuant to this Section 7.4 may not be available to the public, and includes confidential information and agrees that it will make all reasonable efforts to keep all information so furnished to it pursuant to this
Section 7.4 confidential and will make no use or disclosure to other persons of such information until such information shall have become public; PROVIDED, HOWEVER, that it shall not be precluded from making disclosure regarding such information (i) to its counsel, accountants or other professional advisors, (ii) to any lender to the Company, (iii) in connection with the enforcement of any rights hereunder or under the Investment Agreements, (iv) as required by law or applicable regulation or (v) to its members, managers and investment advisors, to any parents or corporate affiliates or to any prospective purchaser of Securities (so long as such person agrees to keep such information confidential in accordance with this Section 7.4).

        7.5 AFFIRMATIVE COVENANTS. The Company shall do the following, unless the Company receives the written consent of the holders of a majority in principal amount of the Notes (the "REQUIRED NOTE HOLDERS") as to a waiver of the covenant:

        (a) CORPORATE EXISTENCE. The Company and each of its material subsidiaries shall maintain and preserve their corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue their operations and business as now conducted and will generally continue its existing lines of business or such businesses as are substantially related to those being presently conducted by the Company and its material subsidiaries.

        (b) REPORTING STATUS. So long as the Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

        (c) TAXES AND LAWS. The Company and each of its subsidiaries will pay when due all Taxes, including excise taxes and duty, assessments, charges and levies imposed on the Company and each of its subsidiaries or any of their income, profits, property or assets, or which they are required to withhold and pay out, and will comply with all applicable present and future laws or contractual obligations unless the Company or any of its affiliates is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above, subject to appropriate reserves, and such contest does not have or cause a Material Adverse Effect or impair the Company or any of its affiliates ability to perform any of its material obligations.

        (d) REPAIR AND MAINTENANCE. The Company and each of its subsidiaries will maintain all of their assets and properties in good condition and repair and in proper working order, normal wear and tear excepted, and will pay and discharge, or cause to be paid and discharged, when due, the cost of repairs, replacement or maintenance to the foregoing and all rentals or mortgage payments on the foregoing. Notwithstanding the foregoing, the Company may determine not to repair and maintain certain of its asset(s) so long as such determination and failure to repair and maintain such asset(s) shall not have a Material Adverse Effect. The Company and each of its subsidiaries shall maintain insurance on its properties and business with reputable insurance companies in amounts and against risks s are customarily maintained by similar businesses.

        (e) EMPLOYEE PLANS. The Company and each of its subsidiaries shall (i) keep in full force and effect any and all Plans and Employee Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Plans or Employee Benefit Plans, unless such withdrawal can be effected or such Plans or Employee Benefit Plans can be terminated without material liability to the Company and each of its subsidiaries; (ii) make contributions to all of such Plans and Employee Benefit Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all material requirements of ERISA which relate to such Plans and Employee Benefit Plans; (iv) notify the Purchaser immediately upon receipt by the Company or any of its subsidiaries of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Plans or Employee Benefit Plans or the appointment of a trustee to administer such Plans or Employee Benefit Plans; and (v) promptly advise the Purchaser of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, that is not exempt by statute with respect to any such Plans and Employee Benefit Plans.

        (f) ENVIRONMENTAL MATTERS - INDEMNIFICATION. The Company and each of its subsidiaries shall take or cause to be taken all actions to comply in all material respects with the requirements of all Environmental Laws including all filing and reporting requirements thereof. The Company hereby agrees to indemnify, hold harmless and reimburse the Purchaser for any and all loss, damage, expenses or costs of any kind or nature arising out of or incurred in connection with any prior, existing or future violations by the Company and each of its subsidiaries of any Environmental Laws.

        (g)  DIRECTORS OF THE COMPANY.

             (i) Within five (5) days following the Closing Date, the Board shall appoint John A. Hatherly (as the designee of Wynnchurch Capital Partners, L.P.) and Frank G. Hayes (as the designee of Wynnchurch Capital Partners Canada, L.P.) to fill each of the vacancies currently on the Board and name one of such persons, as indicated by Purchasers, as a member of the Audit Committee and Compensation Committee of the Board.

             (ii) At any time following the date hereof (so long as either (x) $2,500,000 in aggregate principal amount of Notes are held by Purchasers or (y) Warrants or Warrant Shares representing at least twenty percent (20%) of the outstanding shares of Common Stock (assuming exercise of the Warrants in full) are held by Purchasers, Purchasers shall have the right to designate up to two additional members (for a total of up to four (4) members) for appointment to the Board, exercisable through written notice delivered to the Company (a "Director Request"). The Director Request shall set forth the number of additional directors to be appointed to the Board (one or two) and the name or names of the persons to serve as such directors, who shall meet the requirements of a Qualified Replacement (as defined herein). Upon receipt of a Director Request, the Company shall use its best efforts to cause the Board to increase the size of the Board by the number of members set forth in the Director Request, and to cause the Board to name the person or persons set forth in the Directors Request as members of the Board, within ten (10) days of the Company's receipt of a Directors Request. The persons named by Purchasers in clauses (i) or (ii) above are hereby referred to as, the "WYNNCHURCH DIRECTORS".

             (iii) So long as either (x) $2,500,000 in aggregate principal amount of Notes are held by Purchasers or (y) Warrants or Warrant Shares representing at least twenty percent (20%) of the outstanding shares of Common Stock (assuming exercise of the Warrants in full) are held by Purchasers, the Company shall (i) cause the number of members of the Board to equal the sum of (5) plus the number of Wynnchurch Directors and (ii) use its best efforts to ensure that the Wynnchurch Directors continue to serve as members of the Board. Such efforts shall include
        (x) nominating the Wynnchurch Directors, as nominees for the Board for election at each election of director where a Wynnchurch Director would stand for election or reelection (it being understood that the designation of the Wynnchurch Director who shall stand for such election or reelection shall be made on a timely basis, taking into account the dates of preparation and mailing of the Company's proxy statement with respect thereto); (y) recommending each Wynnchurch Director for election to the Board; and (z) using its best efforts to cause to be appointed a Qualified Replacement for a Wynnchurch Director selected by the Purchaser or Purchasers (or their designees) if such Wynnchurch Director resigns or otherwise ceases to serve on the Board (but these efforts shall not require the Company to hire a proxy solicitor). For avoidance of doubt, a Qualified Replacement for a Wynnchurch Director shall be deemed to be a Wynnchurch Director. The Company agrees that the right of either Purchaser or Purchasers (or their designees) to designate a director includes the right to appoint a Qualified Replacement for a Wynnchurch Director if such Wynnchurch Director ceases to be a member of the Board for any reason.

             (iv) In the event that (A) the persons described in clause (g)(i) in this section are not members of the Board or the Committees discussed in such clause within five days following the Closing Date; (B) a person designated in a Directors Request to become a Wynnchurch Director fails to become a member of the Board within ten (10) days following the making of such Directors Request; (C) if a person who is designated to be a Wynnchurch Director who is to be elected by a vote of the Company's shareholders fails to be so elected; or (D) the Company fails to recommend a Wynnchurch Director described in clause (C) above for election to the Board; or (E) a Qualified Replacement is not named to replace a Wynnchurch Director who resigns or otherwise ceases to serve on the Board within ten (10) days following the selection of such Qualified Replacement, it shall be considered a "DIRECTORS VIOLATION," and a number of persons equal to the number of persons designated to be Wynnchurch Directors who fail to be members of the Board, and who shall be designated by the Purchasers (the "OBSERVERS") shall have the right to attend and observe all meetings of the Board and its Audit and Compensation Committees (which shall include the right to reasonably ask questions, comment and participate at such meetings). The Company shall notify the Observers of each meeting of the Board or the audit or compensation committees of the

        Board at the same time and in the same manner notice is given to other Board or committee members and the Company shall send to each Observer all notices and other correspondence and communications sent by the Company to members of the Board or such committees and notices of all action taken by the Board, or such committees.

             (v) As used herein, "QUALIFIED REPLACEMENT" means (A) a person designated by the Purchaser who designated the person to be replaced (or by such Purchaser's designee) for which disclosures under Item 401(f) of Regulation S-K promulgated under the Securities Act (or any successor provision) for such person would not be required in the Company's SEC Documents, and who is consented to by the Company (which consent is not to be unreasonably withheld, delayed or conditioned) or (B) a person designated by the Purchaser who designated the person to be replaced who is reasonably agreed to by the Company.

             (vi) The Wynnchurch Directors and Observers shall be reimbursed by the Company for all out-of-pocket expenses incurred in connection with attendance of meetings of the Board or such committees.

        (h)  CERTAIN FINANCIAL COVENANTS.

             (i)   TANGIBLE CAPITAL BASE. The Company and its subsidiaries shall
        (x) as of March 31, 2002, have a consolidated Tangible Capital Base of at least than $9,500,000 or (y) as of the end of any fiscal quarter commencing with the fiscal quarter ending June 30, 2002, have a consolidated Tangible Capital Base at least the sum of (A) $9,500,000 PLUS (B) on a cumulative basis, 47.5% of positive consolidated net income (without reduction for losses) in each fiscal quarter ending after March 31, 2002.

             (ii) FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio of the Company and its subsidiaries shall at any time during any period set forth below be at least the ratio set opposite such period:

                                                                   MINIMUM FIXED CHARGE
                                 PERIOD                                COVERAGE RATIO
          January 1, 2002 through June 30, 2002                             .95x
          January 1, 2002 through September 30, 2002                     1.1875x
          January 1, 2002 through December 31, 2002                      1.1875x
          Thereafter (on a rolling four quarters basis)                  1.1875x

             (iii) EBITDA. The consolidated EBITDA of ARC and its Subsidiaries shall be at least $475,000 for the fiscal quarter ending March 31, 2002.

        (i) COMPLIANCE CERTIFICATION. At the end of each quarter of the Company's fiscal year, the Company shall deliver to each Purchaser a certificate of the chief financial officer of the Company regarding compliance by the Company with the covenants set forth herein and certifying that no default or Event of Default under this Agreement, or default or Event of Default under the Credit Agreement.

        (j) NOTICES. As promptly as practicable, and in any event not later than five business days after senior management of the Company becomes aware thereof, the Company shall provide each Purchaser with written notice of any breach by the Company of any provision of this Agreement, including this Article VII or the Credit Agreement, any note representing Indebtedness or any of its subsidiaries or the Notes or Warrants specifying the nature of such breach and any actions proposed to be taken by the Company to cure such breach. The Company shall also provide each Purchaser with the notices it is to provide to FCC pursuant to Section 7.2 of the Credit Agreement at the same time it is required to provide such notices to FCC thereunder.

        (k) RIGHT OF FIRST REFUSAL. If the Company intends at any time to raise debt or equity capital through a private offering or bank financing, or acquire any business or entity (other than a publicly-traded company and other than in a transaction where the consideration will include shares issued pursuant to a registration statement) or dispose of any significant part of its business (a "TRANSACTION"), the Company will give Capital a reasonable opportunity to make a proposal to the Company to act as its financial advisor in connection with the Transaction and in the case of a private offering of debt or equity a right of first refusal on any proposal made by a placement agent or an investment banking firm for which Capital is reasonably qualified. The Company will consider such proposal in good faith, taking into account among all relevant matters, the capabilities of Capital as described in its proposal. In any event, the Company will consult with representatives of Purchasers in connection with the exploration, consideration, analysis and execution of a Transaction.

        7.6 NEGATIVE COVENANTS. The Company shall not do the following unless it receives the written consent of the Required Note Holders as to a waiver of the covenant:

        (a) SALES AND LIQUIDATION. Except as permitted in Section 8.4(c) of the Credit Agreement, unless the Company exercises its option under Section 1.1(b) of the Note, the Company shall not (a) liquidate, wind up or dissolve the Company or any subsidiary, (b) sell, convey, or otherwise dispose of or encumber a material portion of its property or business (in one or in a related series of transactions), (c) merge with or into or consolidate with any other corporation or other entity (other than a wholly-owned subsidiary corporation or the merger of a subsidiary of the Company into the Company or another subsidiary of the Company) or (d) enter into or effect any transaction or series of related transactions in which more than forty percent (40%) of the voting power or equity economic interest of the Company is disposed of other than the voting power represented by the Securities, or otherwise suffer a Change of Control (as defined in the Credit Agreement) (a "CHANGE OF CONTROL").

        (b) INVESTMENTS AND LOANS. The Company shall not make any loans to or investments in any person or entity, including any officer, director or employee, except that the Company may make a loan to or invest in a wholly-owned subsidiary of the Company.

        (c) PREPAYMENT OR MODIFICATION OF INDEBTEDNESS; NEW INDEBTEDNESS. The Company and each of its subsidiaries will not (i) prepay any Indebtedness except as permitted under the Credit Agreement, (ii) enter into or modify any agreement as a result of which the terms of payment of any Indebtedness are amended or modified in a manner which would accelerate its payment, or (iii) enter into any note or other arrangement which would result in, or otherwise incur, Indebtedness in an amount in excess of One Hundred Thousand dollars ($100,000.00) other than in the case of this clause (iii), (w) the Indebtedness being incurred pursuant to the existing Credit Agreement or any extension, renewal or replacement thereof, provided that the aggregate principal amount of Indebtedness thereunder or under any replacement shall not exceed $33,000,000,
(x) Indebtedness listed on Schedule 8.1 of the Credit Agreement (as of the date hereof) that has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans (as defined in the Credit Agreement), and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof, (y) Indebtedness permitted by Section 8.1(e) and (f) of the Credit Agreement, and
(z) Indebtedness used to prepay the Notes in full pursuant to Section 1.1 of the Notes.

        (d) TRANSACTIONS WITH AFFILIATES. The Company and each of its subsidiaries will not enter into any agreement or arrangement, written or oral, directly or indirectly, with an Affiliate, or provide services or sell goods to, or for the benefit of, or pay or otherwise distribute monies, goods or other valuable consideration to, an Affiliate, except (v) the Company may enter into a loan agreement with its wholly owned subsidiaries, (w) upon terms determined by the Board to be fair and reasonable and no less favorable to the Company and each of its subsidiaries than terms in a comparable arm's length transaction with an unaffiliated person or entity and except for existing intercompany debt,
(x) any Affiliate who is an individual may serve as a director, officer, employee or consultant of the Company or any of its Subsidiaries, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof; or (y) the Company or any of its Subsidiaries may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.7 of the Credit Agreement (as of the date hereof) or are referred to in Section 8.6 of the Credit Agreement (as of the date hereof) (but only to the extent specified in such section) and (z) transactions to which a Purchaser is a party.

        (e) GUARANTEES. Except as permitted under the Credit Agreement, the Company and each of its subsidiaries shall not guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable in any manner with respect to the obligations or liabilities of any other person or entity.

        (f) CHANGE IN BUSINESS. The Company and each of its subsidiaries shall not form or acquire any subsidiary (except as permitted in Section 8.4(a) or (c) of the Credit Agreement), enter into any new business or make any material change in their business objectives, purposes and operations.

        (g) CAPITAL EXPENDITURES. The Company and each of its subsidiaries shall not make or incur any capital expenditures (including incurring any Capital Lease Obligations) in excess of (x) $600,000 at any time during the fiscal quarter ending March 31, 2002, and (y) $2,500,000 at any time during any fiscal year, commencing with the fiscal year ending December 31, 2002.

        (h) LIMITATION OF AGREEMENTS. Except for the Subordination Agreement, the Company will not, and will not permit any subsidiary to, enter into any contract, or any amendment, modification, extension or supplement to any existing contract, which contractually prohibits the Company from paying interest on, or principal of, the Notes or effecting the conversion of the Notes or exercise of the warrants.

        (i) LIENS. The Company shall not create or suffer to exist any Lien upon any of its property now owned or hereafter acquired, or acquire any property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement other than may be permitted under the Security Agreements or the Credit Agreement.

        (j) AMENDMENT OF CONSTITUENT DOCUMENTS. The Company shall not amend its Certificate of Incorporation or By-laws, and will cause its subsidiaries to not amend their constituent documents.

        (k) REDEMPTION OF EQUITY SECURITIES. The Company and its subsidiaries shall not, nor shall they subject themselves to any obligation to, redeem, repurchase or otherwise acquire any of the Company's or its subsidiaries' equity interests or any securities convertible into or exchangeable for any of the Company's equity interests, including the Common Stock ("EQUITY SECURITIES") except as otherwise permitted in this Article VII.

        (l) DIVIDENDS. Neither the Company nor any of its subsidiaries shall declare or pay any dividend or other distribution on or in respect of any Equity Security, other than dividends payable on Common Stock solely in shares of Common Stock and dividends by a wholly owned direct or indirect subsidiary of the Company which are ultimately paid to the Company.

        (m) ISSUANCES. Neither the Company nor any of its subsidiaries shall issue any Equity Securities, including securities convertible or exchangeable (directly or indirectly) into Equity Securities or other securities (including debt securities) having features substantially similar to that of Equity Securities, provided, that the Company may issue Common Stock, so long as a result of such issuance no person or group (as defined under the Exchange Act) becomes the owner of in excess of 25% of the outstanding Common Stock.

        (n) ACQUISITIONS. Neither the Company nor any of its subsidiaries shall acquire (whether directly or through acquisition of stock, merger, consolidation or otherwise, in one transaction or a series of related transactions) any business or entity or any material portion of the assets thereof other than Permitted Investments.

        (o) MANAGEMENT EMPLOYMENT ARRANGEMENTS. Neither the Company nor any subsidiary shall create any option or other plan, amend, or enter into any arrangements regarding the employment of the Company's Key Employees, other than the entry into arrangements or benefits generally available to all Company employees.

        (p) CERTAIN AMENDMENTS OF CREDIT AGREEMENT. Neither the Company nor any of the other Credit Parties will enter into any amendment or modification (including in any replacement) of the Credit Agreement that would require the consent of the Subordinated Creditors (as defined in the Subordination Agreement) pursuant to Section 9(a) or 9(b) of the Subordination Agreement.

        7.7  PREEMPTIVE RIGHTS.

        (a) If the Company proposes to offer New Securities (as herein defined) to any person at any time, the Company shall, before such offer, deliver to the Purchasers an offer (the "NEW SECURITIES OFFER") to issue the New Securities to them to the extent necessary to maintain such Purchaser's ownership percentage of the Company on a fully-diluted basis, taking into account the Warrant Shares, but excluding the Note Shares, upon the terms set forth in this Section 7.7, on the same price and terms as to the third party. The New Securities Offer shall state that the Company proposes to issue New Securities and specify their number and terms (including purchase price); provided, however, Purchasers shall have the rights to purchase New Securities for cash regardless of the proposed consideration to be issued to such third party. The New Securities Offer shall remain open and irrevocable for a period of thirty (30) business days from the date of its delivery or five (5) business days if the New Securities are being sold in a public offering (the "PREEMPTIVE PERIOD"). As used herein: (A) "NEW SECURITIES" means all Equity Securities (as herein defined) other than (i) shares of Common Stock, and options therefor, reserved for issuance or grant under the Company's Stock Option Plan; (ii) the shares of Common Stock issuable upon conversion of any shares of capital stock or equity outstanding on the date of this Agreement; (iii) shares of any class of capital stock issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (iv) any shares of Common Stock issued as consideration in any acquisition, approved by the Board, of all or substantially all of the capital stock or assets of any other entity; and (v) any shares of Common Stock issued as consideration in connection with a Board-approved borrowing from an unaffiliated financial institution upon customary terms; and (B) "EQUITY SECURITIES" means all shares of capital stock of the Company, all securities convertible into or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

        (b) Each Purchaser may accept the New Securities Offer by delivering to the Company a notice (the "PURCHASE NOTICE") within the Preemptive Period. The Purchase Notice shall state the number (the "PREEMPTIVE NUMBER") of New Securities such Purchaser desires to purchase.

        (c) The issuance of New Securities to the Purchaser(s) who delivered a Purchase Notice shall be made on a business day, as designated by the Company, not less than fifteen (15) and not more than forty (40) days after expiration of the Preemptive Period on those terms and conditions of the New Securities Offer not inconsistent with this Section provided, however, that if the New Securities are issued in a public offering, the New Securities will be issued within three
(3) business days of the expiration of the Preemptive Period.

        (d) If the number of New Securities exceeds the sum of all Preemptive Numbers, the Company may issue such excess or any portion thereof on the terms and conditions of the New Securities Offer to any person within ninety (90) days after expiration of the Preemptive Period. If such issuance is not made within such ninety (90) day period, the restrictions provided for in this Section shall again become effective.

                                  ARTICLE VIII
                          GOVERNING LAW; MISCELLANEOUS

        8.1 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the State of Illinois and the State Courts in the County of Cook in the State of Illinois in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by the first class mail shall be deemed in every respect effective service of process upon the Company in any suit or proceeding arising hereunder. Nothing herein shall affect the Purchaser's right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        8.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, including, without limitation, by facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause additional original executed signature pages to be promptly delivered to the other parties.

        8.3 CONSTRUCTION. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. When used in this Agreement, the word "INCLUDING" means "including, without limitation, and the word "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, governmental authority, or other entity.

        8.4 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

        8.5 SCOPE OF AGREEMENT; AMENDMENTS. This Agreement and the documents and instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supercedes any prior oral or written understandings with respect thereto (including that certain Commitment Letter between the parties hereto dated December 24, 2001) and, except as specifically set forth herein, the parties make no representation, warranty, covenant or undertaking with respect to the transactions contemplated hereby. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Required Note Holders.

        8.6 NOTICE. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or by facsimile-machine confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

                     If to the Company:

                     Alternative Resources Corporation
                     600 Hart Road, Suite 300
                     Barrington, Illinois 60010
                     Telecopy:  (847) 381-6604
                     Attention:  Steven Purcell, Chief Financial Officer

                     a copy to:
                     McDermott, Will & Emery
                     227 West Monroe Street
                     Chicago, Illinois 60606
                     Telecopy:  (312) 984-7700
                     Attention:  Neal J. White

                     If to either Purchaser:

                     c/o Wynnchurch Capital Ltd.
                     Two Conway Park
                     150 Field Drive, Suite 165
                     Lake Forest, Illinois 60045
                     Telecopy:  (847) 604-6105
                     Attention:  John A. Hatherly

                     With a copy to:

                     Altheimer & Gray
                     10 South Wacker Drive, Suite 4000
                     Chicago, Illinois 60606
                     Telecopy:  (312) 715-4800
                     Attention:  Mark T. Kindelin

Each party shall provide notice to the other party of any change in address.

        8.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor either Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, which, in the case of any consent required of the Company, shall not be unreasonably withheld. Notwithstanding the foregoing, either Purchaser may assign its rights and obligations hereunder and may transfer any or all of its Securities to any of its "affiliates", as that term is defined under the Exchange Act, without the consent of the Company so long as such affiliate is an accredited investor. This provision shall not limit a Purchaser's right to transfer the Securities pursuant to the terms of this Agreement.

        8.8 THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced or relied upon by any other person.

        8.9 SURVIVAL. The representations, warranties, agreements and covenants of the Company in this Agreement shall survive until the fifth (5th) anniversary of the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Purchaser. The Company agrees to indemnify and hold harmless the Purchasers and each of their officers, directors, shareholders, members, employees, partners, agents and affiliates and any direct or indirect investors, shareholders, officers, directors, agents, partners, employees, members, agents or affiliates of any of the foregoing for loss or damage arising as a result of or related to (a) any breach by the Company of any of its representations or covenants set forth herein or the unenforceability or invalidity of any provision of any of the Investment Agreements, or (b) any cause of action, suit or claim brought or made against such indemnitee (other than directly by the Company solely for breach of this Agreement, the Warrants, the Notes or the Registration Rights Agreement by the indemnitee or by governmental or regulatory authorities), and arising out of or resulting from (whether in whole or in part) the execution, delivery, performance or enforcement of this Agreement or any other Investment Agreements or any other instrument, document or agreement executed pursuant hereto or thereto or contemplated hereby or thereby (including the acquisition of the Convertible Securities, the Warrants, the Convertible Shares, and/or the Warrant Shares), any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or the status of the Purchaser as an investor in the Company, except to the extent that such actual loss or damage directly results from a breach by such indemnitee of this Agreement, the Warrants, the Notes or the Registration Rights Agreement or from a violation of law. The right to indemnification shall include the right to advancement of expenses as they are incurred.

        8.10 PUBLIC FILINGS; PUBLICITY. Immediately following execution of this Agreement, the Company shall issue a press release with respect to the transactions contemplated hereby. The Company and the Purchaser shall have the right to approve before issuance any press releases (including the foregoing press release), SEC or other filings, or any other public statements, with respect to the transactions contemplated hereby; provided, however, that either Purchaser, on the one hand, or the Company, on the other hand, shall be entitled, without the prior approval of the other party, to make any press release or SEC or exchange filings with respect to such transactions as is required by applicable law and regulations (although such party making such release or filing shall (to the extent time permits) consult with the other party in connection with any such press release or filing prior to its release and shall be provided with a copy thereof).

        8.11 FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

        8.12 REMEDIES. No provision of this Agreement providing for any remedy to the Purchaser shall limit any remedy which would otherwise be available to the Purchaser at law or in equity. Nothing in this Agreement shall limit any rights the Purchaser may have with any applicable federal or state securities laws with respect to the investment contemplated hereby.

        8.13 SPECIFIC PERFORMANCE. The Company agrees and acknowledges that any violation or breach of its covenants, agreements and undertakings contained in this Agreement or in the other Investment Documents shall cause Purchasers' irreversible injury and, in addition to any other right or remedy available to a party at law or in equity, a Purchaser shall be entitled to enforcement by court injunction for specific performance of the obligations of the other party hereunder. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting a party from also pursuing any other rights, remedies or defenses, for such breach or threatened breach, including receiving damages and attorneys' fees. The election of any remedy shall not be construed as a waiver on the part of any party of any rights such party might otherwise have at law or in equity. Said rights and remedies shall be cumulative.

        8.14 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE COMPANY AND PURCHASERS HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER INVESTMENT AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OBLIGATION HEREUNDER OR THEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE HOLDERS OF SECURITIES OR THE COMPANY OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF PURCHASERS AND THE COMPANY ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 8.14 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OF PURCHASERS AND THE COMPANY HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND EACH OF THE RELATED AGREEMENTS. Purchasers or the Company may file an original counterpart or a copy of this Section 8.14 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury.

        8.15 WAIVER OF USURY DEFENSE. To the extent permitted by applicable law, the Company agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and will actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the effective interest rate on the Notes violates present or future usury or other laws relating to the interest payable on any indebtedness and will not otherwise avail itself (and will actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

        8.16 DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

                                      # # #

        IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

COMPANY:

ALTERNATIVE RESOURCES CORPORATION


By:  /s/ Steven Purcell
     ------------------
         Name:   Steven Purcell
         Title:  Chief Financial Officer

PURCHASERS:

WYNNCHURCH CAPITAL PARTNERS, L.P.

By:      Wynnchurch Management Inc., its general partner


By:  /s/ John Hatherly
     -----------------
         Name:   John Hatherly
         Title:  President


WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.

By:      Wynnchurch GP Canada, Inc., its general partner


By:/s/ John Hatherly
   -----------------
         Name:   John Hatherly
         Title:  President

                          SECURITIES PURCHASE AGREEMENT
                       SCHEDULE OF EXHIBITS AND SCHEDULES

EXHIBITS [Exhibits that constitute material agreements have been filed as separate exhibits to Alternative Resources Corporation's current report on Form 8-K. Other exhibits have been omitted.]

SCHEDULES         [Omitted]

                                     ANNEX A

                               Principal Amount of Notes           # B-1 Warrant Shares         # B-2 Warrant Shares

Wynnchurch Capital                      $4,920,208                        4,920,208                    492,021
  Partners, L.P.
Wynnchurch Capital                      $5,079,792                        5,079,792                    507,979
  Partners Canada, L.P.                 ----------                        ---------                    -------
                                       $10,000,000                       10,000,000                  1,000,000